EXHIBIT 99.1

Eagle Bancorp Montana Earns $912,000, or $0.24 per Diluted Share, for the Quarter Ended December 31, 2014; Declares Regular Quarterly Cash Dividend of $0.075 per Share

HELENA, Mont., Jan. 27, 2015 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT), (the "Company," "Eagle"), the holding company of Opportunity Bank of Montana, today reported that net income increased to $924,000, or $0.24 per diluted share, in the quarter ended December 31, 2014, which included an income tax benefit of $512,000 resulting primarily from an increase in tax exempt income, continued utilization of the new market tax credit and other factors that resulted in a lower than expected tax expense upon finalization of the Company's corporate income tax filing. In the same quarter a year ago, Eagle earned $474,000, or $0.12 per diluted share, and in the preceding quarter Eagle earned $718,000, or $0.18 per diluted share.

"Construction for both commercial and residential projects continues to generate solid growth across Montana, and these are sustaining strong demand for banking services in our markets," said Peter J. Johnson, President and CEO. "Because our economy is pretty well diversified we believe the economic outlook for 2015 remains positive.

"This quarter our revenues grew 8.9% compared to the same quarter a year ago and earnings almost doubled reflecting robust loan growth, excellent asset quality, and net interest margin expansion," Johnson continued. Net loans increased 27.9% compared to a year ago, with commercial loans increasing 19.7%, commercial real estate loans up 44.6%, and mortgage originations increasing 29.9%.

The Company also announced its board of directors declared its regular quarterly cash dividend of $0.075 per share. The dividend will be payable March 6, 2015 to shareholders of record February 13, 2015.

Quarter Ended December 31, 2014 Highlights

  Net income increased 94.9% to $924,000, or $0.24 per diluted share compared to $474,000, or $0.12 per diluted share in the quarter ended December 31, 2013.
  Net interest margin was 3.47% for the quarter ended December 31, 2014, compared to 3.34% three months earlier.
  Total loans increased 27.7% to $318.7 million at December 31, 2014, compared to $249.5 million a year earlier.
  Commercial loans increased 19.7%, compared to a year ago, to $37.5 million and commercial real estate loans increased 44.6%, compared to a year ago, to $117.6 million.
  Total deposits increased 2.0% to $441.0 million, compared to $432.2 million a year earlier.
  Nonperforming assets remain at a low level and totaled $1.6 million, or 0.30% of total assets at December 31, 2014, compared to $1.2 million, or 0.21% of total assets three months earlier and $1.4 million, or 0.27% of total assets a year ago.
  Nonperforming loans (NPLs) were $1.0 million at December 31, 2014, compared to $536,000 three months earlier and $992,000 a year ago.
  Capital ratios remain strong with a Tier 1 leverage ratio of 9.42% at December 31, 2014.
  Declared a regular quarterly cash dividend of $0.075 per share, providing a 2.7% current yield at recent market prices.

In August 2014, the Board of Directors approved a change in the Company's fiscal year end from June 30 to December 31 of each year. The fiscal year change is effective beginning with the Company's 2015 fiscal year, which will now begin on January 1, 2015 and end on December 31, 2015. As a result of the change, the Company will have a six-month fiscal transition period beginning June 30, 2014 and ending December 31, 2014.

In May 2014, the Company applied to the State of Montana to form an interim bank for the purpose of facilitating the conversion of its wholly owned subsidiary, American Federal Savings Bank, from a federally chartered savings bank to a Montana-chartered commercial bank. All regulatory approvals were granted and the conversion became effective on October 14, 2014. As a result of the conversion, the Company's subsidiary has changed its name to Opportunity Bank of Montana.

Balance Sheet Results

"Montana's economy continued to generate good growth this past year, and as a result loan activity is improving, particularly in commercial real estate, commercial loans and residential loans, which are loan categories that we have focused on growing," said Johnson. Total loans increased 5.9% to $318.7 million at December 31, 2014, compared to $300.9 million three months earlier and increased 27.7% compared to $249.5 million a year earlier.

"During the quarter we originated $54.8 million in new residential mortgages, excluding construction loans, and sold $50.8 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 2.8%. This production compares to residential mortgage originations of $66.0 million in the preceding quarter with sales of $50.8 million," said Johnson. "We will continue to focus on residential mortgage business as it has been a very profitable line of lending for us."

Commercial real estate loans increased 44.6% to $117.6 million at December 31, 2014, compared to $81.3 million a year earlier, while residential mortgage loans increased 22.9% to $102.5 million compared to $83.4 million a year earlier. Commercial loans increased 19.7% to $37.5 million and home equity loans increased 8.1% to $39.7 million, compared to a year ago.

Eagle's total deposits increased 2.0% to $441.0 million at December 31, 2014, compared to $432.2 million a year earlier and were nearly unchanged compared to $440.1 million at September 30, 2014. Checking and money market accounts represent 51.8%, savings accounts represent 14.2%, and CDs comprise 34.0% of the total deposit portfolio at December 31, 2014.

Total assets increased 8.5% to $560.2 million at December 31, 2014, compared to $516.4 million a year earlier. Shareholders' equity improved to $54.5 million at December 31, 2014, compared to $52.6 million at September 30, 2014, and $47.8 million year ago. Tangible book value increased to $12.07 per share at December 31, 2014, compared to $11.62 per share at September 30, 2014 and $10.17 per share a year earlier. The year-over-year increase reflects steady growth in earnings and increases in the fair value of the investment portfolio that were caused by lower interest rates.

Credit Quality

Eagle's provision for loan losses for the quarter ended December 31, 2014, was $300,000, compared to $215,000 in the preceding quarter and $153,000 in the same quarter a year ago. As of December 31, 2014, the allowance for loan losses represented 242.6% of nonperforming loans compared to 429.1% three months earlier and 213.7% a year earlier.

Nonperforming loans (NPLs) were $1.0 million at December 31, 2014, compared to $536,000 three months earlier, and $992,000 a year ago. Net charge-offs were $150,000 in the quarter ended December 31, 2014, compared to $40,000 in the preceding quarter and $23,000 a year ago. The allowance for loan losses was $2.5 million, or 0.77% of total loans at December 31, 2014, compared to $2.3 million, or 0.76% of total loans at September 30, 2014, and $2.1 million, or 0.85% of total loans a year ago.

OREO and other repossessed assets was $637,000 at December 31, 2014, which was up slightly from three months earlier.   Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, were $1.6 million at December 31, 2014, compared to $1.2 million three months earlier, and $1.4 million a year ago.

Operating Results

Revenues (net interest income before the provision for loan losses, plus non-interest income) were $6.8 million in the quarter ended December 31, 2014, the same as in the preceding quarter and an 8.9% increase compared to $6.3 million in the second quarter a year ago.  Revenues for the six month period increased 5.3% to $13.7 million compared to $13.0 million in the same period a year ago. Net interest income before the provision for loan loss increased 4.8% to $4.4 million in the quarter ended December 31, 2014, compared to $4.2 million in the preceding quarter and increased 15.5% compared to $3.8 million in the second quarter a year ago.  In the six month period net interest income increased 15.7% to $8.6 million compared to $7.4 million in the six month period a year ago.

"Eagle's net interest margin expanded again during the December quarter, which was reflective of our improved earning asset mix and the shift in our balance sheet from investments to loans," added Johnson. "As a result, the net interest margin improved 13 basis points to 3.47% in the quarter ended December 31, 2014 compared to the preceding quarter and increased 15 basis points from the second quarter a year ago." Funding costs for the quarter ended December 31, 2014 were down four basis points while asset yields increased 11 basis points compared to a year ago.  The investment securities portfolio decreased to $161.8 million at December 31, 2014 compared to $195.0 million a year ago, which increased average yields on earning asset balances moderately. In the six month period, the net interest margin improved 17 basis points to 3.40% compared to 3.23% in the six month period a year ago.

Eagle's noninterest income was $2.4 million in the quarter ended December 31, 2014 compared to $2.7 million in the preceding quarter and $2.5 million in the second quarter a year ago. For the six month period, the noninterest income was $5.1 million compared to $5.6 million in the six month period a year ago.

This quarter's net gain on the sale of loans increased 4.9% to $1.5 million, compared to $1.4 million in the preceding quarter and increased 52.2% compared to $963,000 in the second quarter a year ago. "New home purchase activity has been robust as Montana's housing market continues to improve, which helped to generate higher gains on sale of loans," added Johnson.

In the quarter ended December 31, 2014, noninterest expenses were $6.1 million compared to $5.9 million in the preceding quarter and $5.6 million in the same quarter one year ago.  In the six month period noninterest expenses were $12.0 million compared to $11.5 million in the same period a year earlier.

Capital Management

Eagle Bancorp Montana continues to meet the well capitalized thresholds for regulatory purposes with a Tier 1 leverage ratio of 9.42% at December 31, 2014.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank, a community bank established in 1922 that serves consumers and small businesses in Southern Montana through 13 banking offices. Additional information is available on the bank's website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol "EBMT."

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Audited)	(Unaudited)
	December 31, 2014	June 30, 2014	December 31, 2013
Assets:
Cash and due from banks	$ 11,889	$ 6,208	$ 6,439
Interest-bearing deposits with banks	613	611	616
Federal funds sold	--	--	--
Total cash and cash equivalents	12,502	6,819	7,055
Securities available-for-sale, at market value	161,787	189,553	195,007
FHLB stock, at cost	1,968	1,878	1,896
FRB stock	641	--	--
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	17,587	17,245	14,655
Loans:
Residential mortgage (1-4 family)	102,543	92,321	83,445
Commercial loans	37,536	34,412	31,348
Commercial real estate	117,627	92,043	81,319
Construction loans	8,002	6,923	4,213
Consumer loans	13,827	12,964	12,796
Home equity	39,671	37,866	36,697
Unearned loan fees	(486)	(413)	(319)
Total loans	318,720	276,116	249,499
Allowance for loan losses	(2,450)	(2,125)	(2,120)
Net loans	316,270	273,991	247,379
Accrued interest and dividends receivable	2,318	2,429	2,388
Mortgage servicing rights, net	4,115	3,756	3,526
Premises and equipment, net	19,964	20,101	19,155
Cash surrender value of life insurance	11,735	11,082	11,035
Real estate and other assets acquired in settlement of loans, net	637	458	419
Goodwill	7,034	7,034	7,034
Core deposit intangible	663	745	830
Other assets	2,831	3,862	5,853
Total assets	$ 560,207	$ 539,108	$ 516,387

Liabilities:
Deposit accounts:
Noninterest bearing	60,507	58,432	56,775
Interest bearing	380,476	368,613	375,466
Total deposits	440,983	427,045	432,241
Accrued expense and other liabilities	4,578	3,749	3,167
Federal funds purchased	--	--	--
FHLB advances and other borrowings	54,993	51,454	28,067
Subordinated debentures	5,155	5,155	5,155
Total liabilities	505,709	487,403	468,630

Shareholders' Equity:
Preferred stock (no par value; 1,000,000 shares authorized; none issued or outstanding)	--	--	--
Common stock (par value $0.01; 8,000,000 shares authorized; 4,083,127 shares issued; 3,878,781; 3,916,233; 3,918,399 outstanding at December 31, 2014, June 30, 2014 and December 31, 2013, respectively)	41	41	41
Additional paid-in capital	22,122	22,123	22,118
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,141)	(1,224)	(1,307)
Treasury stock, at cost (204,346 shares at December 31, 2014, 166,894 shares at June 30, 2014 and 164,728 shares at December 31, 2013)	(2,194)	(1,800)	(1,800)
Retained earnings	35,885	34,824	34,422
Accumulated other comprehensive loss	(215)	(2,259)	(5,717)
Total shareholders' equity	54,498	51,705	47,757
Total liabilities and shareholders' equity	$ 560,207	$ 539,108	$ 516,387

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
Interest and dividend Income:
Interest and fees on loans	$ 3,904	$ 3,658	$ 3,231	$ 7,562	$ 6,352
Securities available-for-sale	982	1,044	1,083	2,026	2,102
FRB dividends	19	--	--	19	--
Interest on deposits with banks	--	1	3	1	4
Total interest and dividend income	4,905	4,703	4,317	9,608	8,458
Interest Expense:
Interest expense on deposits	339	338	312	677	633
Advances and other borrowings	154	156	183	310	365
Subordinated debentures	21	21	21	42	42
Total interest expense	514	515	516	1,029	1,040
Net interest income	4,391	4,188	3,801	8,579	7,418
Loan loss provision	300	215	153	515	312
Net interest income after loan loss provision	4,091	3,973	3,648	8,064	7,106

Noninterest income:
Service charges on deposit accounts	254	284	264	538	543
Net gain on sale of loans	1,466	1,398	963	2,864	2,554
Mortgage loan servicing fees	387	380	339	767	653
Net gain on sale of available-for-sale securities	141	194	405	335	836
Net loss on sale of OREO	--	--	(22)	--	(50)
Net (loss) gain on fair value hedge	(317)	(47)	48	(364)	71
Other income	504	448	472	952	960
Total noninterest income	2,435	2,657	2,469	5,092	5,567
Noninterest expense:
Salaries and employee benefits	3,143	3,131	3,088	6,274	6,430
Occupancy and equipment expense	731	695	688	1,426	1,375
Data processing	542	540	483	1,082	931
Advertising	242	166	206	408	457
Amortization of mortgage servicing fees	162	166	141	328	334
Amortization of core deposit intangible and tax credits	103	105	108	208	217
Federal insurance premiums	101	73	84	174	168
Postage	51	44	50	95	92
Legal, accounting and examination fees	207	262	145	469	269
Consulting fees	175	176	69	351	155
Write-down on OREO	--	--	--	--	--
Other expense	657	507	551	1,164	1,038
Total noninterest expense	6,114	5,865	5,613	11,979	11,466
Income before income taxes	412	765	504	1,177	1,207
Income tax benefit (provision)	(512)	47	30	(465)	66
Net income	$ 924	$ 718	$ 474	$ 1,642	$ 1,141

Basic earnings per share	$ 0.24	$ 0.18	$ 0.12	$ 0.42	$ 0.29
Diluted earnings per share	$ 0.24	$ 0.18	$ 0.12	$ 0.42	$ 0.29
Weighted average shares outstanding (basic EPS)	3,875,150	3,889,603	3,911,756	3,882,376	3,905,221
Weighted average shares outstanding (diluted EPS)	3,918,699	3,944,406	3,978,978	3,931,552	3,978,260

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	December 31,	September 30,	June 30,	December 31,
	2014	2014	2014	2013
Asset Quality:
Nonaccrual loans	$ 962	$ 486	$ 342	$ 778
Loans 90 days past due	--	--	--	--
Restructured loans, net	48	50	180	214
Total nonperforming loans	1,010	536	522	992
Other real estate owned and other repossessed assets	637	619	458	419
Total nonperforming assets	$ 1,647	$ 1,155	$ 980	$ 1,411
Nonperforming loans / portfolio loans	0.32%	0.18%	0.19%	0.40%
Nonperforming assets / assets	0.30%	0.21%	0.18%	0.27%
Allowance for loan losses / portfolio loans	0.77%	0.76%	0.79%	0.85%
Allowance / nonperforming loans	242.57%	429.10%	407.09%	213.71%
Gross loan charge-offs for the quarter	$ 168	$ 80	$ 236	$ 24
Gross loan recoveries for the quarter	$ 18	$ 40	$ 18	$ 1
Net loan charge-offs for the quarter	$ 150	$ 40	$ 218	$ 23

Capital Data (At quarter end):
Tangible book value per share	$ 12.07	$ 11.62	$ 11.10	$ 10.17
Shares outstanding	3,878,781	3,866,233	3,916,233	3,918,399

Profitability Ratios (For the quarter):
Efficiency ratio*	88.06%	84.15%	88.79%	87.13%
Return on average assets	0.67%	0.52%	0.65%	0.37%
Return on average equity	6.92%	5.49%	6.81%	3.87%
Net interest margin	3.47%	3.34%	3.32%	3.32%

Profitability Ratios (Year-to-date):
Efficiency ratio *	86.10%	84.15%	88.94%	85.98%
Return on average assets	0.60%	0.54%	0.32%	0.45%
Return on average equity	6.20%	5.67%	3.38%	4.71%
Net interest margin	3.40%	3.34%	3.27%	3.23%

Other Information
Average total assets for the quarter	$ 552,845	$ 547,111	$ 528,435	$ 509,767
Average total assets year to date	$ 550,447	$ 547,111	$ 515,472	$ 510,294
Average earning assets for the quarter	$ 506,380	$ 500,485	$ 481,715	$ 458,480
Average earning assets year to date	$ 503,927	$ 500,485	$ 466,057	$ 458,615
Average loans for the quarter **	$ 325,842	$ 304,791	$ 281,557	$ 254,597
Average loans year to date **	$ 315,316	$ 304,791	$ 260,825	$ 249,582
Average equity for the quarter	$ 53,414	$ 52,299	$ 50,627	$ 49,021
Average equity year to date	$ 52,971	$ 52,299	$ 49,136	$ 48,434
Average deposits for the quarter	$ 440,999	$ 436,044	$ 432,033	$ 426,745
Average deposits year to date	$ 438,750	$ 436,044	$ 428,676	$ 424,522

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** Includes loans held for sale.
CONTACT: Peter J. Johnson, President and CEO
         (406) 457-4006
         Laura F. Clark, SVP and CFO
         (406) 457-4007